Exhibit 23





               CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the inclusion of our report dated April 9, 2001 on the balance sheet of AEI Income & Growth Fund 24 LLC as of December 31, 2000 and our report dated January 25, 2001 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2000 and 1999 in the Form SB-2 Pre-effective Amendment #5 Registration Statement of AEI Income and Growth Fund 24 LLC dated on or about May 16, 2001 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.







                     /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
                         Boulay, Heutmaker, Zibell & Co. P.L.L.P.





Minneapolis, Minnesota
May 16, 2001